EXHIBIT A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value US$0.02, of WuXi PharmaTech (Cayman) Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

UNITED OVERSEAS BANK LIMITED

By:	/s/ Wee Ee Cheong
Name:	Wee Ee Cheong
Title:	Director

UOB CAPITAL INVESTMENTS PTE LTD

By:	/s/ Tay Tong Poh
Name:	Tay Tong Poh
Title:	Director

UOB HERMES ASIA TECHNOLOGY FUND

By:	UOB Venture Management Pte Ltd, its investment advisor

By:	/s/ Seah Kian Wee
Name:	Seah Kian Wee
Title:	Managing Director